Exhibit 99.2

SILVERLEAF RESORTS, INC.

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

SILVERLEAF RESORTS ANNOUNCES COMPLETION OF ACQUISITION BY AFFILIATE OF CERBERUS CAPITAL MANAGEMENT, L.P.

Richard “Rick” Budd appointed Chairman of the Board and Thomas Morris appointed Chief Executive Officer

DALLAS—(BUSINESS WIRE) — May 16, 2011 — Silverleaf Resorts, Inc. (NASDAQ: SVLF), a leader in the development, marketing and operation of timeshare resorts, announced today the completion of its merger with Resort Merger Sub Inc., an affiliate of Cerberus Capital Management, L.P. (“Cerberus”). Under the terms of the merger agreement, Silverleaf shareholders will receive $2.50 in cash for each share of Silverleaf common stock they own, representing a premium of approximately 75% based on the closing trading price of $1.43 of Silverleaf common stock on February 3, 2011, the date on which the merger agreement was executed. As a result of the closing of the merger, Silverleaf is now a private company, wholly-owned by affiliates of Cerberus, and its common stock will cease to trade on NASDAQ at market close today. The merger was approved by Silverleaf’s shareholders on May 11, 2011.

With the completion of the acquisition, Richard “Rick” Budd, a director of the Company since 2002 and Chairman of its Audit Committee, has been appointed to serve as the Company’s Chairman of the Board. Thomas Morris, who has served as the Company’s Executive Vice President, Capital Markets and Strategic Development, since 2005 has been appointed as Chief Executive Officer. Robert Mead, the Company’s former Chairman and CEO, has retired from the Company. The Company will continue to operate under the name Silverleaf Resorts, Inc.

“I am excited to lead Silverleaf as the Company begins a new chapter as a leader in the vacation ownership industry,” said Thomas Morris, CEO of Silverleaf. “We would like to thank Bob for his service and many contributions to Silverleaf Resorts. I look forward to working with the dedicated Silverleaf management team and employees in providing our members with exemplary vacation experiences at affordable prices. Silverleaf has an excellent foundation, and as a Cerberus portfolio company will have new opportunities for investment in our current properties and growth to support our customers’ needs now and in the future.”

The Board of Directors of the Company was advised by Gleacher & Company Securities, Inc. in connection with the merger.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

About Cerberus Capital Management, L.P.

Established in 1992, Cerberus Capital Management, L.P., together with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus holds controlling or significant minority interests in companies around the world. Cerberus is headquartered in New York City with affiliate and/or advisory offices in the United States, Europe and Asia. For more information, visit www.cerberuscapital.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding the expected benefits and closing of the proposed merger, the management of the Company and the Company’s expectations, beliefs and intentions. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include: failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

Media Contacts:

For Silverleaf:

Thomas J. Morris:	+1 (214) 631-1166 x2218

For Cerberus:

Peter Duda:	+1 (212) 445-8213

John Dillard:	+1 (212) 445-8052

Cerberus Media Line:	+1 (212) 891-1558